Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OSPREY TECHNOLOGY ACQUISITION CORP.
Osprey Technology Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:
A.The Company was originally incorporated under the name of OSPREY ACQUISITION CORP. II, and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 15, 2018, as amended and thereafter filed on September 27, 2018 (to change the name of the Company to OSPREY ENERGY ACQUISITION CORP. II), June 17, 2019 (to change the name of the Company to OSPREY TECHNOLOGY ACQUISITION CORP.) and November 1, 2019.
B.This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.
C.This Amended and Restated Certificate of Incorporation shall be effective as of 9:00 a.m. Eastern Time on September 9, 2021.
D.The text of the certificate of incorporation of the Company is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Company is BlackSky Technology Inc.
ARTICLE II
The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, “Class A Common Stock” and “Preferred Stock.” The total number of shares of stock that the Company shall have authority to issue is 400,000,000 shares, of which 300,000,000 shares are Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and 100,000,000 shares are Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).
Section 2. Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.
Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Section 4. Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
Section 5. The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.
Section 2. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VI
Section 1. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VII
Section 1. The Company is to have perpetual existence.
Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.
Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.
Section 5. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
Section 1. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.
Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.
ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was, or is, authorized by the Board of Directors.
Section 3. The Company shall have the power to indemnify, defend and hold harmless to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4. Neither any amendment, repeal nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.
ARTICLE X
Section 1. Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.
Section 2. Unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Company gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person (including, but not limited to, any underwriters or auditors retained by the Company) in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act of 1933, as amended. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Company’s ongoing consent right as set forth above in this Section 2 of ARTICLE X with respect to any current or future actions or claims. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 2 of ARTICLE X.
ARTICLE XI
Section 1. The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this Section 2 of this Amended and Restated Certificate of Incorporation.
Section 2. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and the court will replace such invalid, illegal or unenforceable provision with a valid and enforceable provision that most accurately reflects the Company’s intent in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law.

IN WITNESS WHEREOF, Osprey Technology Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the Company on this 9th day of September 2021.

By:    /s/ David DiDomenico
David DiDomenico
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BLACKSKY TECHNOLOGY INC.
BlackSky Technology Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that:
1.The name of the Company is BlackSky Technology Inc. The Company was originally incorporated under the name of OSPREY ACQUISITION CORP. II, and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 15, 2018, as amended and thereafter filed on September 27, 2018 (changing the name of the Company to OSPREY ENERGY ACQUISITION CORP. II), June 17, 2019 (changing the name of the Company to OSPREY TECHNOLOGY ACQUISITION CORP.), November 1, 2019, and September 9, 2021 (changing the name of the Company to BlackSky Technology Inc.).
2.Section 1 of ARTICLE IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph at the end of Section 1 of ARTICLE IV:
“Upon the effectiveness of the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation adding this paragraph (the “Effective Time”), each two (2) to twenty-five (25) shares of Class A Common Stock issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, without any further action by the Company or any holder thereof, the exact ratio within the two to twenty-five range to be determined by the Board of Directors of the Company prior to the Effective Time and publicly announced by the Company, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Class A Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock (the “Old Certificates”) shall, until surrendered to the Company in exchange for a certificate representing such new number of shares of Class A Common Stock, automatically represent that number of shares of Class A Common Stock into which the shares of Class A Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”
3.On September 4, 2024, the Board of Directors of the Company determined that each 8 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock. The Company publicly announced this ratio on September 4, 2024.
4.This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
5.This Certificate of Amendment shall become effective on September 6, 2024 at 4:15 p.m. Eastern Time.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Company on September 4, 2024.

By: /s/ Christiana Lin
Name: Christiana Lin
Title: General Counsel and Secretary

STATE OF DELAWARE
CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND/OR REGISTERED OFFICE
The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.The name of the corporation is BLACKSKY TECHNOLOGY INC.

2.The Registered Office of the corporation in the State of Delaware is changed to 251 Little Falls Drive (street), in the City of Wilmington, DE, County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

3.The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By: /s/ Christiana Lin
Authorized Officer

Name: Christiana Lin
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